SPROTT ASSET MANAGEMENT LP

Sprott ETF Trust

Form of CODE OF ETHICS

AND

GENERAL POLICIES & PROCEDURES MANUAL

TABLE OF CONTENTS

A.	INTRODUCTION	4

B.	MISSION STATEMENT	4

C.	OUR CORE VALUE	4

D.	COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS	5

E.	CORPORATE INFORMATION; DIRECTORS AND OFFICERS	5

F.	DESIGNATED SUPERVISORS AND COMPLIANCE REPORTING STRUCTURE	6

G.	CODE OF ETHICS POLICY	6

H.	CONFLICTS OF INTEREST	13

I.	INDIVIDUAL REGISTRATION REQUIREMENTS	14

J.	EMPLOYEE PERSONAL TRADING POLICY	14

K.	WATCH LIST, RESTRICTED LIST AND MEDIA LIST POLICY	19

L.	COMPLAINTS	22

M.	ANTI-MONEY LAUNDERING POLICY/ ANTI CORRUPTION LAWS	23

N.	INSURANCE POLICY	23

O.	CAPITAL REQUIREMENTS	23

P.	RELATED PARTIES	23

Q.	TRADE EXECUTION	26

R.	PRIVACY POLICY	31

S.	ADVERTISEMENTS, SALES LITERATURES AND CORRESPONDENCES	35

T.	PORTFOLIO MANAGEMENT	35

U.	TRANSFER AGENCY, FUND ACCOUNTING, TRUST ACCOUNTING, CUSTODY OF ASSETS AND OUTSOURCED FUNCTIONS	37

V.	INFORMATION TECHNOLOGY	37

W.	RECORD RETENTION POLICY	38

X.	CONCLUSION	39

SCHEDULE A: ANTI-MONEY LAUNDERING POLICIES AND PROCEDURES MANUAL		40

SCHEDULE B: SPROTT INC. EMPLOYEE BONUS POLICY	73

SCHEDULE C: SPROTT INC. DISCLOSURE POLICY	74

SCHEDULE D: SPROTT INC. WHISTLEBLOWER POLICY	79

A. INTRODUCTION

The purpose of this Code of Ethics and General Policies & Procedures Manual (“Manual”) is to provide reference material for employees of Sprott Asset Management LP and Sprott ETF Trust (hereafter referred to collectively as “SAM”). It is expected that all employees have read and will always abide by these policies and procedures. If an individual is concerned about an issue contained herein, he/she should consult with the appropriate person as referenced below.

The overall spirit of the Manual is to attain and maintain the highest standards of conduct to ensure honest and responsible business and personal conduct by all members of the SAM team.

B. MISSION STATEMENT

The objective of SAM is to provide outstanding investment management services to our clients that will achieve superior financial returns.

This will be accomplished through timely analysis, in-depth research, and effective execution in our portfolios.

C. OUR CORE VALUE

SAM will conduct its business in a fair and ethical manner in full compliance with all laws and regulations. SAM aspires to high standards of excellence and professionalism in all activities.

Our core value above all else is:

Be Brave

This principle has three components:

1. Character

We will conduct ourselves with the highest possible integrity and expect nothing less from our colleagues. We will treat everyone with whom we interact with respect and consideration and we will be responsible for our own actions. Above all, we will maintain high ethical standards. We will work together to ensure superior service for our clients and a rewarding work environment for our employees. We will rely on and support our colleagues. We will encourage cooperative efforts at all levels and across all activities of our firm.

2. Commitment

We are fully committed to both our clients and to ourselves. We will provide superior service to our clients and remember always that client interests are paramount. Our central goal is the full satisfaction of all clients. We encourage the attainment of individual goals and aspirations. We will provide an environment that promotes growth. We encourage everyone to embrace challenges and to grow personally and professionally. We will aid in the process in any way possible and reward success.

3. Courage

Bravery is our motto. We will do what we believe to be right for our clients regardless of the general consensus in the marketplace. We will provide leadership in the Canadian investment management industry with our superior research and the recognition of quality opportunities for our clients.

D. COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS

SAM, its officers and employees are required to fully observe, in letter and spirit, all laws governing their business and securities activities. We must deal fairly, honestly and in good faith with our clients. We will only engage in activities where we are confident that such activities are in compliance with all requirements imposed by applicable law.

Related and Associated Entities

SAM’s parent company, Sprott Inc., operates various entities that engage in registrable and non-registrable businesses, such as Sprott Private Wealth LP (member of IIROC), Sprott Consulting LP, Sprott Resource Lending Corp., and Sprott US Holdings Inc., the parent of Sprott Asset Management USA Inc. (registered under the US Investment Advisers Act of 1940), Resource Capital Investments Corp. (registered under the US Investment Advisers Act of 1940), and Sprott Global Resource Investments Ltd. (member of FINRA). In addition, through the activities of certain Sprott Inc.-subsidiaries, SAM is considered to be associated with other entities, including but not limited to Sprott Resource Corp., and Sprott Toscana. Our employees are reminded that the fiduciary duty we owe to the SAM clients requires us to safeguard the confidential information we receive through the course of our activities with SAM. As a result, we are not permitted to share such information with our related/associated entities, or to obtain confidential information from the employees of these related/associated entities.

Procedures for Inappropriate Conduct

The expectation for employees is that all of the firm’s policies and procedures will be adhered to at all times. The consequences of breaching firm policies and procedures will vary. Suspicious circumstances or events are reported to and determined by the Board of Directors and/or the Compliance Department. The Compliance Department will examine the situation, the circumstances surrounding the situation and the actions of the individual. The Board of Directors and/or the Compliance Department will deal with breaches on a case-by-case basis. The firm will also deal with situations unbecoming to the firm.

E. CORPORATE INFORMATION; DIRECTORS AND OFFICERS

Sprott Asset Management LP was founded in 2008 by its general partner, Sprott Asset Management GP Inc., and limited partner, Sprott Inc.

SAM is registered under the securities laws of: 1) Alberta, British Columbia, Manitoba, Ontario, New Brunswick, Newfoundland and Labrador, Nova Scotia, and Saskatchewan as an adviser in the registration category of portfolio manager and as a dealer in the registration category of exempt market dealer; 2) Newfoundland and Labrador, Quebec and Ontario as an investment fund manager; and 3) Ontario as a commodity trading manager. SAM is also registered with the United States Securities and Exchange Commission (SEC) as an investment adviser.

Our office is located at Royal Bank Plaza, South Tower, Suite 2700, 200 Bay Street, P.O. Box 27, Toronto, Ontario M5J 2J1.

The Board of Directors of Sprott Asset Management GP Inc. is comprised of:

John Wilson
James Fox
Kirstin McTaggart
Kevin Hibbert
Peter Grosskopf

The Officers of SAM are as follows:

Chief Executive Officer	John Wilson
President	James Fox
Chief Compliance Officer	Kirstin McTaggart

F. DESIGNATED SUPERVISORS AND COMPLIANCE REPORTING STRUCTURE

Chief Executive Officer (“CEO”)	John Wilson

Ultimate Designated Person (“UDP”)	John Wilson

President	James Fox

Chief Compliance Officer (“CCO”)	Kirstin McTaggart

Financial Reporting	Kevin Hibbert

All of the above individuals are Designated Supervisors. Designated Supervisors are responsible for overseeing that policies and procedures of the firm are adhered to.

In addition, the UDP is responsible to 1) supervise the activities of the firm that are directed towards ensuring compliance with securities legislation by the firm and each individual acting on the firm’s behalf, and 2) promote compliance by the firm, and individuals acting on its behalf, with securities legislation.

The CCO is responsible to 1) establish and maintain policies and procedures for assessing compliance by the firm, and individuals acting on its behalf, with securities legislation; 2) monitor and assess compliance by the firm, and individuals acting on its behalf, with securities legislation; 3) report to the UDP as soon as possible if the CCO becomes aware of any circumstances indicating that the firm, or any individual acting on its behalf, may be in non-compliance with securities legislation and any of the following apply: (i) the non-compliance creates, in the opinion of a reasonable person, a risk of harm to a client; (ii) the non-compliance creates, in the opinion of a reasonable person, a risk of harm to the capital markets; (iii) the non-compliance is part of a pattern of non-compliance; 4) submit an annual report to the firm’s board of directors for the purpose of assessing compliance by the firm, and individuals acting on its behalf, with securities legislation.

The UDP and the CCO may escalate any issues directly to SAM’s board of directors at his or her discretion when deemed necessary.

G. CODE OF ETHICS POLICY

There exist standards by which every employee of SAM is expected to conduct him/herself. These standards are in place to provide guidelines for ethical conduct. Improper professional conduct reflects not only on the individual, but also on the firm and on the securities industry as a whole. Often situations are not clear-cut, requiring judgments to be made as to what constitutes ethical and unethical conduct. If an individual is ever unsure, he/she should ask the CCO. If there is some doubt, the action likely falls on the unethical side of the spectrum. It is the firm’s expectation that all employees will conduct themselves within the spirit of the Manual and the regulations and issues maintained herein. In all dealings, good faith and good judgment must be exercised.

Since our employees are respected members within the industry, it is important that their own business dealings are conducted in a responsible manner to maintain a professional image.

Insider trading, front running, and similar activities are strictly prohibited, and care should be taken when participating in other public activities. In addition, pursuant to Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), it is unlawful for any affiliated person of an investment adviser or principal underwriter of an investment company registered under the 1940 Act to engage in certain conduct and practices with respect to such company. Accordingly, with respect to the investment company registered under the 1940 Act for which SAM serves as investment adviser (the “registered fund”), no Access Person shall, directly or indirectly, in connection with the purchase or sale of a “security held or to be acquired”1 by the registered fund:

a.	employs any device, scheme or artifice to defraud the registered fund;

b.

make any untrue statement of material fact or omit to state any material fact to the registered fund necessary in order to make the statements made to the registered fund, in light of the circumstances under which they are made, not misleading;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the registered fund; or

d.	engages in any manipulative practice with respect to the registered fund.

I. Scope

Each employee, officer and director of SAM must adhere to the Code of Ethics (the “Code”) and cooperate fully in any investigations initiated by SAM under this Code or by securities regulators or other competent legal authorities.

For the purposes of this Code, all references to SAM clients include the managed accounts, investment funds (including the registered fund, to the extent applicable) and any funds and/or accounts sub-advised by SAM.

II. Application of the Code

Our clients are fundamentally entitled to receive fair treatment and for this to occur, the highest standards of integrity and ethical business conduct must be maintained. Moreover, this can only be achieved when the employees, officers and directors of SAM consistently adhere to the highest principles of conduct in the discharge of their duties. The interests of our clients must always supersede any personal interests. SAM employees, officers and directors must not take unfair advantage of their position, knowledge or relationship with clients’ portfolios, or engage in any conduct which is not in the best interests of the SAM clients.

SAM’s employees, officers and directors are required to comply with all laws applicable to our business operations, including securities laws. Each has a duty to know, understand and comply with all of those laws that apply to his/her employment duties and responsibilities.

III. Employment Condition

Each SAM employee who is newly hired will be provided with a copy of the Code upon commencement of employment. As a condition of employment, employees will be required to disclose all necessary information regarding investments, directorships, and outside business activities and sign the Certificate of Acknowledgement section of the Code, acknowledging that they have received a copy of the Code, fully understand its content and agree to abide by the Code in every respect.

[1]

Rule 17j-1(a)(10) defines “security held or to be acquired” as (i) any “covered security” (as such term is defined in Rule 17j-1(a)(4)) that, within the most recent 15 calendar days, is or has been held by a registered investment company, or is being or has been considered by the registered investment company or its investment adviser for purchase by such company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, any security described in (i) above.

IV. Outside Business Activities

Outside Business Activities are activities for which direct or indirect payment/compensation for services or employment (i.e. “remuneration”) is effected or expected. Approval must be obtained from the SAM Board of Directors for any Outside Business Activities.

SAM’s robust and impartial approval process will undertake to ensure that our employee’s Outside Business Activities:

•	do not materially impair SAM’s “Duties of Care” to its clients,

•	do not involve the use of client information,

•	must be clearly seen to be outside of the business of SAM, and

•	do not cause consumer confusion or reflect poorly on SAM or the industry.

V. Annual Confirmation

Each year, each employee, officer and director will be asked to sign a copy of the Certificate of Acknowledgement to confirm his/her awareness of the Code and its provisions and to certify that he/she has complied with it throughout the previous year.

It is the responsibility of SAM’s Designated Supervisors to administer the Code.

VI. Annual reporting

Reports to SAM Board of Directors

The CCO and/or CFO will submit an annual report to the SAM Board of Directors, including any breach of the code and the action taken in each situation.

Reports to Registered Fund Board of Directors

In accordance with Rule 17j-1(c) (2) (ii), no less frequently than annually, SAM will furnish the board of directors of the registered fund with a written report that:

1.

describes any issues arising under this Code since the last report to the registered fund’s board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	certifies that SAM has adopted procedures reasonably necessary to prevent “access persons” (as defined in Rule 17j-1(a) (1)) (“Access Persons”) from violating the Code.

VII. Obligations to Clients

It is our policy to continue to maintain the highest standards of service for our clients. SAM has a fiduciary duty to its clients to act honestly, in good faith and in the best interests of its clients, as well as to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances.

This standard of care extends to the service provided by all employees, officers and directors in each facet of our business operations.

VIII. Obligation to Comply with the Law

SAM and its employees, officers and directors are required to comply with all laws applicable to SAM’s business operations including provincial securities laws and other legal obligations governing the provision of investment advisory services. Such other legal obligations may include, to the extent applicable, certain U.S. securities laws, such as the 1940 Act, and the rules and regulations thereunder, in connection with SAM’s investment advisory services to the registered fund.

IX. Duty to Know Applicable Securities Law

Each employee, officer and director has a duty to know, understand and comply with securities law and other legal obligations applicable to their duties and responsibilities.

X. Communications with the Media

In the course of our business activities, employees, officers or directors may be contacted by representatives of the media or interest groups to obtain information on corporate or more specific issues. In order to ensure consistency in the delivery of any such message, everyone must abide by the following rules:

To effectively track media coverage of Sprott personnel, please note that Glen Williams, our Director of Communications, should be notified in advance of any interviews/appearances. This will allow us to inform the appropriate staff of upcoming interviews/appearances that may generate calls from existing and potential clients, while also ensuring that our corporate messaging is consistently delivered across all platforms.

A. Corporate Issues

Any queries made by representatives of the media or interest groups regarding corporate issues must be directed to Sprott Inc.’s Director of Communications or SAM’s Chief Operating Officer. In the absence of the Director of Communications or Chief Operating Officer, the President, Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer will act as a substitute.

B. Specific Subjects

Any queries made by representatives of the media or interest groups regarding specific subjects such as equity markets, specific securities, or SAM portfolios, should be answered by Sprott Inc.’s Director of Communications or SAM’s Chief Operating Officer. In the absence of the Director of Communications or Chief Operating Officer, the President, Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer will act as a substitute.

XI. Directorships

SAM employees may not serve as directors of publicly traded companies (or companies that may become publicly traded companies) without the prior approval of SAM’s Board of Directors, CCO and/or CFO. If it is determined that the directorship would be consistent with the interests of SAM and not contrary to the interests of SAM’s clients, the directorship may be permitted. Due to the inherent conflict of interest that such directorships present to the portfolio management decision-making process, approval will only be granted in rare circumstances.

SAM employees may not serve as directors of non-profit entities without the prior approval of the Board of Directors, CCO and/or CFO. In situations where the employee is involved in making investment decisions as a board member of a non-profit entity, the portfolio involved would be subject to the pre-approval process and reporting obligations of this policy.

Employees should notify the Compliance Department when approval to serve on a board of directors has been granted. For public company board positions, trading in such companies’ securities will be prohibited for any managed account unless prior written consent is obtained from clients on an annual basis.

XII. Reporting & Certification

Initial Reports and Updating Requirements

Upon commencement of employment with SAM, all employees must provide:

•	a list of accounts in which the employee has a beneficial interest

•	a list of accounts over which the employee directs investment decisions

•	a list of accounts of family members living in the same household as the employee, and

•	a list of directorships held with public companies or other entities.

Each Access Person2 must submit to the CCO an initial holdings report within 10 days after his or her employment commencement date. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date. A form of holdings report is set forth in Attachment A. Annual holdings reports must contain, at a minimum:

A.

the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership[3];

B.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s benefit; and

C.	the date that the Access Person submits the report. The disclosure requirements are outlined in the Appendix – Disclosure Requirement.

This information should be updated annually. The employee must certify its accuracy as well as indicating that they have read the personal trading policy and have complied with it for the preceding year. These declarations should be signed and submitted in a timely manner as required by the Compliance Department.

Broker Statements

All employees are required to direct their broker and/or advisor to send duplicate copies of their account statements, as well as statements for accounts: 1) in which the employee is deemed to have a beneficial interest, or 2) of the family members living in the same household, to the Compliance Department for review.

A standard letter instructing the broker to send a copy of all account statements to the Compliance Officer at SAM can be obtained from the Compliance Department. The Compliance Department should maintain all such information in the strictest confidence. Details of accounts and transactions should not be disclosed to any other party unless required by securities regulators or other legal authority.

[2]

“Access Person” means any director, officer or employee of SAM, or other person who provides investment advice on behalf of SAM and is subject to the supervision and control of SAM, who (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or non-public information regarding portfolio holdings of any Reportable Fund (defined below) or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are non-public).

[3]

“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

Holdings and Transactional Reports

Rule 17j-1 requires that Access Persons of the registered fund and Access Persons of SAM, as investment adviser to the registered fund, provide the following reports:

A.

Quarterly Transaction Reports. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a written report (“quarterly transaction report”), a form of which is attached hereto as Attachment B, to the CCO regarding any transaction during the previous calendar quarter in a Reportable Security[4] in which the Access Person had any direct or indirect Beneficial Ownership. Each quarterly transaction report must contain, at a minimum:

1.	With respect to any transaction involving a Reportable Security during the quarter in which the Access Person had, or as a result of the transaction acquired, any Beneficial Ownership:

A.

the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

B.	the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

C.	the price of the security at which the transaction was effected;

D.	the name of the broker, dealer or bank with or through which the transaction was effected; and

E.	the date the Access Person submits the report.

2.	With respect to any account established by the Access Person in which any securities were held during the previous quarter for the direct or indirect benefit of the Access Person:

A.	the name of the broker, dealer or bank with whom the Access Person established the account;

B.	the date the account was established; and

C.	the date that the report is submitted by the Access Person.

SAM may permit Access Persons to direct their brokers to submit duplicate trade confirmations and account statements to the CCO on their behalf in lieu of providing quarterly transaction reports if the trade confirmations and/or account statements contain the required information outlined above.

B.

New Accounts. Each Access Person must notify the CCO promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

[4]

“ Reportable Security” means a security as defined in Section 202(a)(18) of the US Investment Advisers Act of 1940, and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by registered open-end funds other than exchange-traded funds and other than Reportable Funds (defined below); (v) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund; or (vi) life assurance policy, including pension.

“Reportable Fund” means any registered investment company for which SAM serves as investment adviser or sub-adviser or whose investment adviser or principal underwriter controls SAM, is controlled by SAM or is under common control with SAM.

C.

Annual Holdings Reports. Each Access Person must submit to the CCO an annual holdings report at least once during each 12-month period after submitting an initial holdings report (described above). The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted. A form of holdings report is set forth in Attachment A.

1.	Annual holdings reports must contain, at a minimum:

A.

the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership;

B.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s benefit; and

C.	the date that the Access Person submits the report.

•  Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or reports with respect to transactions effected pursuant to an Automatic Investment Plan5.

A. Transactions Subject to Review. The transactions reported on the quarterly transaction reports will be reviewed and compared against client transactions.

XIII. Breach of Code

Any employee that becomes aware of any violation to this policy must report it to the Compliance Department and/or the Board of Directors to determine the appropriate action and/or sanction. Any breach of policy may result in the employee being disciplined by SAM. Discipline will depend on the circumstances and can include, but is not limited to:

•	Oral or written warning or reprimand;

•	Profits disgorged/losses assumed;

•	Change in responsibilities or demotion;

•	Suspension from employment;

•	Termination; and/or

•	Referral to regulatory and or other law enforcement authorities.

All employees, officers and directors have a duty to report any contravention of this Code that comes to their attention, and to co-operate in any investigation relating to possible breaches of this Code. Reports of breaches of the Code should be made to the Compliance Department and/or the Board of Directors.

XIV. Review Process

The Board of Directors will review the Code at least annually to make recommendations for updating as a result of any changes in the regulations or changes in procedures. The CCO will provide a written report, at least annually, to the Board of Directors summarizing:

•	Compliance with the Code for the period under review;

•	Violations of the Code for the period under review;

•	Sanctions imposed under the Code during the period under review;

•	Changes in policies and procedures recommended for the Code; and

•	Any other information requested by the Committees.

[5]

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

XV. Independent Trading Review

The Compliance Department examines samples of account and portfolio transactions in securities for which the assigned portfolio managers personally have registered ownership, can exercise investment or voting control or have beneficial interest in the security. This review is done to ensure that the Compliance Department has received supporting documentation, with evidence of review and approval, for the decision to buy or sell the security of the issuer. In addition, SAM has also adopted an Independent Review Committee (IRC), which became fully operational on November 1, 2007 as per NI 81-107.

XVI. Personal Trading Compliance Review

On a monthly basis, the Compliance Department will review the account statements of all employees and their family members to ensure that pre-approvals have been obtained where necessary, and that personal trades are in compliance with the policy. Any exceptions noted by the Compliance Department should be followed up immediately and their resolution should be documented in writing. A quarterly report on these reviews should be submitted to the Chief Executive Officer and Chief Compliance Officer.

On an annual basis, the Chief Compliance Officer will ensure that all the necessary annual information is submitted on a timely basis. He or she will review a sample of the annual filings and test them against the monthly information submitted directly from brokers and advisers. A report on this annual review should be submitted to the Chief Executive Officer and Chief Financial Officer annually.

. Transition Period

Employees have 30 days from the effective date of the policy or from the first day of employment to comply. If employees, officers or directors are uncertain about any requirements or procedures in this Code, they should contact the Chief Compliance Officer.

H. CONFLICTS OF INTEREST

It is the responsibility of every SAM employee to avoid conflicts of interest, be it professional or personal, and to identify and disclose those that may arise. The policy is one of full disclosure with concerns being brought to the attention of the Compliance Department who will determine the method of dealing with the conflict. The overriding principle is to act in a way that reflects positively on the individual and on SAM.

Personal Conflicts of Interest

Employees, officers and directors must avoid any situation in which their personal interests conflict with, or appear to conflict with their duties at SAM. When faced with a conflict of interest, SAM employees, officers and directors are required to exercise the business judgment of responsible persons, uninfluenced by considerations other than the best interests of SAM clients. Conflicts of interest may arise in a number of ways and may include the following categories or situations:

•	A personal interest in a proposed business transaction involving SAM or in a business activity also conducted by SAM,

•	Use of SAM’s name in connection with outside political, charitable or other business activities,

•

For an employee or member of his/her immediate family to seek or accept from, or to offer or provide to, a third party (individual, client, broker, trustee or a bank, financial institution or company representative doing or seeking to do business with SAM) services, payments, excessive entertainment and travel, vacation or pleasure trips, any gift of more than nominal value, or gifts of money in any amount,

•

For an employee or member of his/her immediate family to have any interest, direct or indirect, in any organization which has business dealings with SAM and such interest is in excess of 10% of the outstanding stock or other securities of such corporations, or except when such interest has been fully disclosed to the Board of Directors of SAM for a determination as to the substantiality of interest and the propriety of retaining it,

•

For an employee to serve as an officer, director, employee or consultant of another company or organization which is a competitor of SAM or which is doing or seeking to do business with SAM except that, with the knowledge and consent of the Board of Directors of SAM, such employee may serve as a director of a corporation which is doing business with SAM where no competitive situation is present. Refer to the section “Directorships” in the Code of Ethics section for further information.

•

For an employee to use or reveal, without authorization, to a third party, any confidential product information, data on decisions, plans, financial data, or any other information concerning SAM which might be prejudicial to the interest of SAM,

•	For an employee to use, or permit others to use, SAM’s employees, material or equipment improperly for personal purposes.

If a conflict of interest exists or could arise, SAM employees, officers and directors should provide all details of the conflict of interest to the Compliance Department and/or the Board of Directors immediately. If an employee is uncertain as to whether a conflict of interest exists or could arise, the matter should be discussed with the CCO and/or CFO. Where there is still uncertainty, the CCO and/or CFO, with the Board of Directors, will determine if a conflict of interest exists and what steps should be taken to address it.

In addition, SAM has put in place a Conflict of Interest Matters Policy, which covers a number of conflict of interest scenarios and resolution policies that arise from the course of SAM managing the Sprott funds and managed accounts, including but not limited to: related and connected issuers, business conflicts, and those matters that are subject to the review and approval of the Independent Review Committee. All members of the portfolio management team, senior management team, the Board of Directors, and other employees as designated from time to time, are required to review and sign-off on this Policy on an annual basis.

I. INDIVIDUAL REGISTRATION REQUIREMENTS

The Compliance Department completes all registrations. It is the responsibility of the employee to inform Compliance of previous registration status.

The applicable individual registration categories, proficiency, education and experience requirements are outlined in part 3 of National Instrument 31-103 Registration Requirements and Exemptions. Please consult with the Compliance Department for the applicable requirements to your job function.

Any changes to an individual’s registration information must be reported to the regulator, and in most cases, within 10 days. Failure to report these changes may adversely affect your registration status and/or lead to late filing fees and other penalties. Please notify the Compliance Department immediately should any information on your registration file have changed.

J. EMPLOYEE PERSONAL TRADING POLICY

SAM’s Employee Personal Trading Policy is designed to ensure fair treatment of funds and their investors when access persons wish to conduct personal trades. As such, SAM employees are required to put the interests of clients and the funds ahead of their own personal interests. In the area of personal trading, where conflicts may arise between SAM employees and clients or the funds, SAM encourages all employees to avoid the potential for conflict by having their personal investments either independently managed (mutual funds, pooled funds or individual discretionary accounts managed by SAM or other third parties) or limited to exempt securities such as government debt securities. Where employees or other access persons adopt this approach, no prior approval of personal investments is required.

Where employees choose to make investment decisions for themselves or others (other than exempt securities), a pre-approval process for such investments is required. The decision to approve or deny any personal trade should be kept confidential. The amount of time spent on personal trading should be kept to a minimum and should not interfere with job responsibilities. Discretion must be used in discussing personal investments.

This policy requires that personal trades by access persons (including all employees and other accounts in which the access person has a direct or indirect pecuniary interest or directs investment decisions) be subject to an approval process, with the exception of exempt transactions. In addition, there is a reporting requirement for access persons and access persons’ family members living under the same roof. The family members, however, do not have to follow the trade approval process.

Any breach of the personal trading policy that an access person becomes aware of should be reported immediately to the Chief Compliance Officer and/or Chief Financial Officer. Any breach of policy may result in the employee being disciplined by SAM.

Employee Accounts at Other Firms

Under SAM’s Employee Personal Trading Policy, employees are not permitted to have brokerage accounts at other firms, unless you have prior authorization from either the CFO or the CCO.

After the receipt of a letter of approval from an authorized person at SAM, the brokerage firm with which you have the account must provide the Compliance Department with copies of your transactions and monthly statements for review. SAM’s trading policies with respect to these accounts apply equally to accounts with Sprott Private Wealth LP and external accounts.

Access Persons

Access persons are all employees (full time, part time, permanent and temporary) since all SAM employees have or are able to obtain access to, non-public information concerning the portfolio holdings, the trading activities or the ongoing investment programs of SAM’s client portfolios and funds.

Access Persons’ Trades

The transactions covered by this policy (personal trades) are those in which the access person is deemed to have a beneficial interest or those in which the access person is directing investment or voting decisions (e.g. brokerage accounts in trust for minor children, estates for which the access person is an executor). Access persons are considered to have a beneficial interest in an account if they are in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or if they have the ability to gain ownership, either immediately or at some future time. Access persons are considered to have a beneficial interest in accounts:

•	Registered in his/her name;

•	Held by his/her spouse or other family members living in the same household;

•	Held by a corporation, partnership or other entity in which he or she participates in investment or voting decisions;

•

Held in trust for him or her, or those listed above, unless (i) the trustee is someone other than a spouse or other family members living in the SAM household; and (ii) the access person is not able to, directly or indirectly, exercise investment or voting control over the account; and

•	Held by an investment club, of which he or she, or those listed above participate in the investment or voting decisions.

The above list is by no means exhaustive, as there may be other situations in which a beneficial interest can exist. If there is any uncertainty about whether a beneficial interest exists, or an employee wishes to obtain an exemption for a specific account, the CCO should be consulted.

Personal trades include, but may not be limited to:

•	transactions for the employee’s own account;

•	transactions for family accounts if the family members rely on the access person for advice;

•	corporate accounts where the employee or other access persons have a beneficial interest and trading authority or influence over investments for the account; and/or

•	any account where an access person has a power of attorney or control of the investment account (including estates and trusts).

In rare circumstances exceptions from this policy may be requested in writing to the Board of Directors or the CCO and/or CFO. The CCO and/or CFO will review the request and determine whether an exception is warranted. A report on all exceptions granted should be forwarded to the Board of Directors on a quarterly basis.

Independently Managed Accounts

In cases where an access person has his/her account managed by a discretionary money manager, written confirmation from the adviser that the access person has no influence over the investment decisions of the account should be provided on an annual basis to the CCO and/or CFO. If such confirmation is received by the end of January of each year, no pre-approval of investments is required for the securities in this account. The reporting obligations outlined below will still apply to such accounts.

The Compliance Department will review employee trading in SAM pooled funds or other SAM products on a regular basis for any unusual trading patterns.

Employee Personal Trading

The SAM Employee Personal Trading Policy permits employees to purchase securities that the funds and managed accounts do not own and securities that the funds and managed accounts own but have not been traded by SAM for the past three (3) trading days. Exceptions are subject to the discretion and approval of the CEO, CFO, CCO and/or the Board of Directors. Please note that no trade can take place without prior approval by e-mail by a member of the “SAM Trade Approval” group (an e-mail distribution group in your Microsoft Outlook).

Effective February 1, 2016, for any SAM employee who is responsible for investment management functions (including but not limited to: Senior Portfolio Manager, Portfolio Manager, Associate Portfolio Manager, Investment Strategist, Research Analyst or an equivalent role, Trading team), he/she is prohibited from trading any stocks. They are allowed to purchase Sprott Inc. stock, ETFs and our current eligible securities. For stocks currently held in their portfolio, he/she is not permitted to sell or cover a security in his/her personal account until three (3) trading days after all funds and managed accounts for which he/she is responsible have sold (for a long position) or covered (for a short position) the entire holding of the same security, and the same security has not been traded by SAM for the other funds and managed accounts in the past 3 trading days. This trading restriction also applies to derivative positions if the position has the same economic effect as the position in the funds and managed accounts for which the SAM employee is responsible. Any request for an exception to the above policy requires a written submission to the CCO and CIO. Such request must include reasons for seeking the exception.

Trading Restrictions for All Accounts

All accounts will be restricted from trading securities in the following circumstances:

1.

All trades are expected to be for investment purposes; therefore all trades are expected to be held for at least 3 days. In circumstances resulting in significant losses, approval to close out positions earlier may be sought from the Board of Directors, CFO or CCO.

2.	Any employee who identifies a new investment idea or interesting earnings report should pass it on to a member of the investment management team.

3.

All employee trade orders require written or e-mail approval by a member of “SAM Trade Approval”, CEO, CFO, CCO, and/or the Board of Directors PRIOR to executing a trade. NO VERBAL TRADE REQUESTS ALLOWED. Approvals are good for the day only. You must obtain a new approval on the following day if you wish to complete any orders that were partially filled on the previous day.

4.

As deemed necessary, other restrictions (including but not limited to trading prohibition on an issuer, an entire sector, etc. for any duration including an indefinite period) may be enforced at the discretion of the Trading Team, CEO, CFO, or CCO.

5.	The firm may restrict trading in any issuer that the funds collectively own close to 19% or greater of the issuer.

6.	There will be no limit to the number of personal trades permitted in a single day; however, excessive personal trading is strongly discouraged.

7.	Employees are prohibited from taking positions contrary to the funds’ and managed accounts’ portfolio (i.e. long vs. short or short vs. long).

8.	The use of derivatives to evade restrictions imposed by this code is strictly prohibited.

9.	Day trading, market timing or short swing trading are prohibited. Positions entered into and reversed within three (3) days after settlement are not allowed.

10.

Personal trade is prohibited in any security in which a SAM fund/managed account i) has an open order, ii) traded in the past three (3) trading days, or iii) a security that the Head Trader at his/her discretion deems to be prohibited.

11.

Blackout Periods: it is important that employees, officers and directors not purchase or sell securities that the funds own on the last day of the month, or during any other blackout periods as SAM may impose from time to time.

12.

Investing in initial public offerings, new issues or secondary offerings is strictly prohibited except in compliance with “hot issue” rules. Private placements are generally prohibited unless they are available to SAM’s clients. Exceptions may be made for securities such as flow-through securities (tax shelters) or private placements through friends or relatives (if there is little likelihood of these companies going public) and such investments do not violate any sections of this policy. These provisions will remove any opportunity for access persons to benefit from allocations of Private Placements where there is clearly a current intention to take the issuer public at a future date. The CCO will only grant approval for a proposed personal trade if satisfied that the trade is not contrary to the best interests of the funds and that there is no material conflict of interest in the proposed personal trade.

Exceptions may be granted in special extenuating circumstances by the CEO, CCO, CFO or Board of Directors and may be referred to SAM’s Independent Review Committee (IRC) for review and consideration.

The misuse of confidential information or misuse of any insider information not generally disclosed, for personal gain or for the benefit of anyone else, is prohibited and grounds for serious sanction.

In consideration of these restrictions, everyone should be mindful of the spirit of the policy. The accounts subject to this policy include the accounts of all employees, their spouses and dependent children (or trust for their benefit), any other relatives living under the same roof and accounts where any of the above has a beneficial interest (e.g. Investment Clubs). The non-access person family members, however, do not have to follow the trade approval process.

Exempt Transactions

The following investments are transactions that will not require pre-approval:

•	open-ended mutual funds, segregated funds guaranteed by insurance companies, pooled funds;

•	guaranteed investment certificates, certificates of deposit and other deposits with financial institutions;

•	short-term debt securities maturing in less than 91 days from their date of issue;

•	physical commodities;

•	automatic dividend reinvestment plans;

•	non-voluntary acquisitions (inheritances, corporate restructurings)

•	exercise of rights or warrants from an existing holding

The above securities have been designated as exempt securities since trading in those securities by Access Persons will generally not affect the price of the securities or limit their availability to SAM portfolios and because trading in those securities by SAM will not provide a personal benefit to the Access Person.

Prohibited Transactions

No SAM employee or any immediate family members of SAM employees shall attempt to take advantage of any influence they may have to obtain favourable treatment from a broker.

Prohibited transactions and activities include:

•	violating Canada’s securities laws;

•	insider trading (see section on Insider Trading);

•

contrary positions to clients (for employees with portfolio management responsibilities including but not limited to individuals holding the title of: Senior Portfolio Manager, Portfolio Manager, Associate Portfolio Manager, Investment Strategist, Research Analyst and Research Associates);

•	denied transactions;

•	communicating any non-public information concerning SAM portfolios or their investment trading or strategy to anyone outside of SAM;

•	inducing a client account to take, or fail to take, any action because of personal interests;

•	using knowledge of the client’s portfolio transactions to profit by the market effect of such transactions (e.g. “front-running” or similar activities);

•

using one’s employment position in SAM to obtain special treatment or investment opportunities not generally available to SAM clients or the public (e.g. access to private placements due to position at SAM) ;

•	Equities that the funds own that have been traded by SAM within the past three (3) trading days;

•	a trade by an Access Person to or from one of SAM’s clients;

The CCO, CFO or Board of Directors may grant exceptions in special extenuating circumstances.

Other activities that are not specifically listed may still be inappropriate if they would place an employee in a position of conflict with the best interests of SAM clients. If an Access Person is uncertain about whether a particular activity may be prohibited, the Compliance Department should be consulted.

Insider Information

Portfolio managers, trading personnel or employees that acquire information that is a “material fact” or “material change” about an issuer and that has not been generally disclosed to the public are prohibited from trading on the information or from passing the information on to others (tipping). Any employee who believes he/she is a recipient of such information is required to notify the Compliance Department immediately. Such information should not be used as the basis of a trading recommendation or decision for client accounts and personal trading until the Compliance Department has been consulted with. If deemed “material” there will be a moratorium on trading that security. Appropriate steps must also be taken as required under the Watch List/Restricted List/Media List Policy.

Independent Trading Decisions

If a portfolio manager (or anyone who makes decisions about the investments of an account or fund) personally has registered ownership, can exercise investment or voting control or has a beneficial interest in a security, and wishes to buy or sell a security of the SAM issuer for his/her clients’ accounts, that decision must be reviewed and confirmed by an independent person uninfluenced by any factor other than whether the proposed trade is in the best interests of the client. The decision to buy or sell the security for the client must be reported to the Chief Compliance Officer and/or Chief Financial Officer along with supporting reasons for the decision.

Pre-Approval Process

1. An employee who wishes to trade in his/her personal account will submit a personal trading request, by e-mail, to the e-mail distribution group “SAM Trade Approval”. The e-mail should contain the following information:

•	Security name,

•	Ticker,

•	Exchange, and

•	Whether the trade is a buy, sale, short-sale, or cover.

•

For employees who provide investment management services (including but not limited to individuals holding the title of: Senior Portfolio Manager, Portfolio Manager, Associate Portfolio Manager, Investment Strategist, Research Analyst and Research Associates or other individuals in similar functions): an explanation of why the personal trade is not contrary to the best interest of the funds and accounts for which they are responsible.

The employee must submit his/her own request. All requests submitted by another individual on behalf of the employee will be disregarded. In addition, the e-mail request must not include other e-mail recipients (by inclusion in the “to”, “cc” or “bcc” fields) or be forwarded to other e-mail recipients not on the SAM Trade Approval group.

2. The designated person(s) in the SAM Trade Approval group will review the following information before granting an approval or denying the request:

•	Charles River trade history for the past three trading days,

•	Restricted security list

•	Media list, and

•	Indicative interest from SAM portfolio managers to trade the same security in the SAM funds and managed accounts.

The request will be approved or denied in accordance with the above Employee Personal Trading Policy.

3. The designated person(s) will respond to the request, by e-mail, informing the employee and the SAM Trade Approval group with the decision. The decision is strictly confidential and may not be communicated to any person other than those who are a) the employee submitting the request, and b) part of the SAM Trade Approval group. Should the request be denied, under no circumstances would the reason for denying the request be given to the employee. Approvals are good for the day only; the employee must submit a new trading approval request on the following day if a trade cannot be completed on the same day the request was approved.

4. Please note that the Compliance team may impose additional personal trading restrictions at any time and may reverse approval decisions that have been previously granted. Upon notification, the employee must immediately terminate all personal trading activities.

Orders for the accounts of clients of SAM shall have priority over all other orders in respect of securities executed by or on behalf of SAM except for any trade in a security, exchange contract, futures contract or futures contract option or activity in any account of a client of SAM if such trade or activity is in compliance with the by-laws, rules or regulations of any recognized exchange, regulation services provider or quotation and trade reporting system. “Orders for the accounts of clients” shall include an order for the account of a client of SAM but shall not include an order for an account in which any employee has an interest, direct or indirect, or other than and interest in a commission charged, unless no employee has discretionary authority over such account.

K. WATCH LIST, RESTRICTED LIST AND MEDIA LIST POLICY

A SAM employee must immediately notify his/her compliance department if he/she has possession of information about a security issuer (the “Issuer”) that is or may be considered material, non-public information (“MNPI”), or wishes to discuss the investment merits of an Issuer in a media outlet.

To minimize the impact to SAM and its business activity and to promote ethical behaviour, provided that the proper information barrier has been established, SAM will maintain its Watch, Restricted and Media Lists in accordance with the policy set out herein.

DEFINITION OF WATCH, RESTRICTED AND MEDIA LISTS

A.

Watch List: a list of Issuers for which certain SAM employees may receive MNPI in the near future, currently have possession of MNPI (for a limited number of individuals) or SAM is considering a possible transaction.

•

Provided that the knowledge of potentially receiving MNPI or possibly entering into a transaction is restricted to certain employees, only the knowledgeable employees are prohibited from trading all securities of the Issuer for his/her personal account and client accounts/investment funds for which the employee provides investment advice. However, the Compliance and/or Trading teams reserve the discretion to place an issuer to the Restricted List instead of the Media List when deemed necessary.

•

All other employees in SAM are not restricted from trading; however their personal/client/fund trading activities in the Issuer will be closely monitored for any possible misappropriation of MNPI/transaction information and violation of this policy.

•

The Watch List will be maintained by the compliance department. The content of the Watch List is strictly confidential and may not be distributed to any third party OR any employee except to the compliance department and certain designated individuals.

•	An Issuer is added to the Watch List when: a) a SAM employee may receive or has possession of MNPI about the issuer; b) SAM is considering a possible transaction.

•

An Issuer is removed from the Watch List when: a) the SAM employees have terminated all discussions with no possibility of transaction and no MNPI was received during the course of discussions; b) all MNPI have been publicly disseminated; or c) SAM has agreed to engage in the transaction and the Issuer has been transferred to the Restricted List.

B.	Restricted List: a list of Issuers for which SAM has received MNPI or agreed to engage in a transaction.

•	All SAM employees are prohibited from trading all securities of the Issuer for his/her personal account and client accounts/investment funds for which the employee provides investment advice.

•	The contents of the Restricted List is strictly confidential and may not be distributed to any third party OR any employee in other Sprott Entities.

•	An Issuer is added to the Restricted List when SAM has possession of MNPI or agreed to proceed with a transaction with the Issuer.

•

An Issuer is removed from the Restricted List when: a) the transaction is closed in a Sprott-brokered transaction; b) the transaction is announced in a third-party brokered transaction AND SAM does not have possession of MNPI which are not yet made public by the announcement; or c) the transaction is terminated and all MNPI received have been publicly disseminated.

C.

Media List: a list of Issuers for which a SAM employee will publish research or provide verbal or written commentary on the investment merits on an Issuer. Employees must be particularly mindful and refrain from recommending issuers in which the SAM funds, managed accounts, or the SAM employee’s personal accounts have recently traded or intend to trade the securities of the issuers in the near future.

•	All SAM employees are prohibited from trading all securities of the Issuer for his/her personal account and client accounts/investment funds for which the employee provides investment advice.

•	The contents of the Media List is strictly confidential and may not be distributed to any third party OR any employee in other Sprott Entities.

•	An Issuer is added to the Media List when the SAM employee decides to discuss the investment merits of an Issuer (this could happen well before the publication date).

•	An Issuer is removed from the Media List at the end of the third business day after the publication of the research or commentary.

The Chief Compliance Officer may impose additional restrictions (including but not limited to: extension of restriction period, restriction on trading in the securities of other Issuers, restriction on trading in the securities of a sector, etc.) to an employee, a department, or an entity as required. The CCO may also impose trading restrictions based on the contents of the Restricted/Watch/Media Lists of other Sprott Entities when deemed appropriate.

DEFINITION OF “MATERIAL, NON-PUBLIC INFORMATION”

Information is considered to be material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of the security. Examples of material information include information:

•	regarding significant acquisitions, divestitures or business combinations;

•	regarding potential private placement or secondary offering transactions;

•	affecting financial results of an issuer, including significant changes in earnings or earnings projections;

•	regarding significant changes in directors or senior management;

•	regarding the issuer’s securities (e.g., stock splits); and

•	about new products or discoveries or developments regarding customers or suppliers.

Information about an issuer is generally non-public until it has been communicated to the market place. For example, information is considered to have been communicated to the market place if the information is accessible in a public court docket or is contained in a report filed on the SEC’s EDGAR/CSA’s SEDAR systems or if the information appears in the Bloomberg or in the Wall Street Journal.

USE OF INFORMATION BARRIER

To prevent the unauthorized transmission of MNPI or information relating to potential transaction, each entity must establish adequate physical and technological information barrier to safeguard the MNPI. Failure to establish and maintain the information barrier would result in 1) all employees (personal trading and client/fund trading) being subject to trading restrictions regardless of which Sprott Entity having possession of MNPI or carrying out the transactions, and 2) all Sprott Entities having to meet the most stringent securities ownership thresholds and reporting requirements.

Physical Information Barrier

•	Lock all doors that separate the departments and employees with MNPI from other departments and employees who do not have access to MNPI.

•	Assign access to office area to each employee’s key card based on employee’s function.

•

Only those employees with a “need-to-know” should be invited to meetings in which MNPI will be discussed; these employees will immediately become subject to trading restriction under the Watch List and Restricted List section as appropriate.

Technological Information Barrier

•	Create login credential to computer workstations, e-mail and investment systems.

•	Assign access to network folders based on the employee’s function.

•	Password-protect the Watch/Restricted/Media List files and places all documents that contain MNPI in a secure location.

•	Compliance department will review all e-mail correspondence to detect the receipt of MNPI/transaction information and misuse of this information.

ANNUAL TRAINING AND ATTESTATION

Employees are reminded about their obligation to conduct their activities in a fair and ethical manner, in full compliance with all laws, regulations, and Sprott-Global code of ethics and policies and procedures. Employees must review the policy and any updates to the policy as soon as they become available, and acknowledge their understanding and adherence by providing a sign-off at least annually. Employees must diligently safeguard all information (whether it is MNPI or not) in their possession to prevent the inappropriate sharing of such information. Failure to comply with the above policy will result in disciplinary action as appropriate.

L. COMPLAINTS

1. Client Complaints

SAM considers any client complaints to be a serious matter.

All client complaints, regardless of their nature, must be forwarded to the Compliance Department. Upon receipt of the complaint, the Compliance Department will log the incident and direct to the appropriate/responsible area for follow-up. Interested parties will be notified of any action that is being taken with respect to the complaint accordingly. All SAM staff members are expected to promptly furnish the Compliance Department with any information concerning a dissatisfied client. Once a complaint is lodged with the firm, no employee may settle any client complaint or contact the client other than the Compliance Department staff. All client complaints must be handled in accordance with policies and procedures set out below.

Once a complaint is received in the Compliance Department, the designated personnel will take the following steps:

1.

A letter acknowledging the complaint, a general timeline for providing a response and an arbitration brochure is sent to the client, typically within 5 business days of receiving the complaint. This letter is to include the name, job title and full contact information of the individual handling the complaint, and to clarify that the client is to only contact this individual if he/she would like to inquire about the status of the complaint. The letter will also include information on how to contact and use the Ombudsman for Banking Services and Investments (“OBSI”) dispute resolution or mediation services which are provided to the firm’s clients.

2.

The Compliance Department undertakes a complete review of the facts surrounding the complaint. Reasonable information required to resolve the complaint should be requested from the client. Once a conclusion has been reached, a formal response is prepared within 90 days of receiving the complaint.

3.

The formal response should include a summary of the complaint, the results of the investigation, a final decision on the complaint including reasons and a statement reminding the client of the options available if they are dissatisfied with the response.

4.	If a formal response cannot be provided within 90 days, the Compliance Department will inform the client of the delay, explain the reason for the delay, and provide a new date for the decision.

5.

The Chief Compliance Officer will review the formal response for approval. The interested party will be advised of outstanding complaints and, in normal circumstances, will be carbon copied on all correspondence with the client.

6.	Once the Chief Compliance Officer has given his/her approval, Compliance Department will send the response to the client.

7.	If the client is not satisfied with the formal response, or SAM does not provide a formal response within 90 days after the complaint was made, the client may take the complaint to OBSI.

8.	All complaints of serious misconduct and all pending legal actions will be reported to senior management.

All complaints, related reviews, correspondence and other information will be maintained for seven years, with at least one year’s worth of complaint files on site.

2. Regulatory Bodies Complaints/Investigations

Some clients will not agree with the Compliance Department’s response to their complaint and may wish to pursue the matter with the securities regulators. In some cases, the client will circumvent SAM and go directly to the regulators with their concerns. Any call or request for documentation received from a securities regulator, including a provincial securities commission or a stock exchange, should be directed immediately to the Compliance Department. Senior management must also be notified.

3. Litigation

There are specific steps that must be followed when an employee receives a request for information from a client’s legal counsel or presentation of a search warrant, statement of claim, subpoena or similar document:

1.	The employee must notify the Compliance Department immediately. Senior management must also be notified.

2.	The employee must not attempt to personally contact the client to work out a resolution. Once a statement of claim has been served, the situation is beyond the point of working out a resolution.

M. ANTI-MONEY LAUNDERING POLICY/ANTI-CORRUPTION LAWS

SAM has adopted an Anti-Money Laundering Policy. This Policy helps to ensure that we only accept clients who can reasonably be established to be legitimate. SAM employees are trained to recognize and react appropriately to unusual or potential money-laundering activity and recognize that they have a legal obligation to report activity and transactions. SAM has established a process to identify the identity of our clients in addition to maintaining a database to ensure that SAM is not doing business with a listed individual or entity. Please refer to Schedule A in this document for the complete Anti-Money Laundering Policy

N. INSURANCE POLICY

In accordance with National Instrument 31-103, SAM holds various forms of insurance in sufficient coverage amounts as required. The CFO is responsible for ensuring that SAM maintains a sufficient level of insurance to meet all business needs and takes into account business changes, evaluating the need for changes in coverage or operating procedures. Actual and projected insurance deficiencies will be immediately corrected to ensure that SAM is sufficiently covered at all times. The CFO is also responsible for ensuring that insured losses are identified, the insurer is notified and claims are made on a timely basis with their effect on aggregate limits taken into account. The CFO will take prompt action to avert or remedy any projected or actual insurance deficiency and will report any deficiencies, when required to the appropriate regulators.

O. CAPITAL REQUIREMENTS

In accordance with National Instrument 31-103, SAM must maintain sufficient capital based on its category of registration and business activities. If SAM’s working capital is below the required minimum amount, SAM must, as soon as possible, notify its principal regulator, the Ontario Securities Commission (the “OSC”). Furthermore, working capital must not be deficient for two (2) consecutive days.

The CFO is responsible for ensuring that SAM maintains a sufficient level of capital as required under the National Instrument, and for maintaining the adequate controls to calculate the actual working capital level and/or estimate the projected working capital level in light of expected changes in the business.

P. RELATED PARTIES

General

Under certain circumstances, SAM may deal with or for clients in securities transactions where the issuer of the securities or the other party involved in the transaction is SAM or a party having an ownership or business relationship with SAM including affiliates of SAM that are registered under securities laws (a “Sprott Registrant”).

Since these transactions may create a conflict between our interests and our client’s, we are required by securities laws to disclose to clients certain relevant matters relating to the transactions. This section contains a general description of our policies and the required disclosures.

Related and Connected Issuers; Investment Funds

National Instrument 31-103 Registration Requirements and Exemptions requires SAM to disclose to investors whether any securities it recommends to investors to buy, sell or hold are securities issued by SAM, a related issuer or, during the distribution of the securities, a connected issuer of SAM. An issuer is related to SAM if, through the ownership of, or control over, voting securities or otherwise, the issuer is an influential securityholder of SAM, SAM is an influential securityholder of the issuer or if each of them is a related issuer of the same third party. An issuer is connected to SAM if it has a business relationship with SAM that, in connection with a distribution of securities of that issuer, may lead a reasonable prospective purchaser to question if the issuer and SAM are independent of each other.

SAM must disclose the name of any related issuer that is a reporting issuer in Ontario or that has distributed securities outside Ontario on a basis that, if it had done so in Ontario, would have made such issuer a reporting issuer. Set out below are the names of such related issuers:

•

Sprott Inc. (“SI”), a reporting issuer that is a related issuer of SAM because SI is an indirect 100% shareholder of Sprott Asset Management GP Inc., the general partner of SAM, and is the sole limited partner of SAM.

•

Sprott Resource Corp. (“SRC”), a reporting issuer that is a related issuer of SAM because the professional group (as such term is defined under National Instrument 33-105 Underwriting Conflicts) of SAM exercises control or direction over, or beneficially owns, directly or indirectly, 10% or more of the voting securities of SRC, and SAM has officers, directors or employees who constitute at least 20% of the directors of SRC. In addition, an affiliate of SAM has entered into an agreement to provide management services to SRC.

We may update the list of related issuers from time to time. These updates will be communicated in the SAM disclosure documents.

In addition, SAM’s principal business is acting as investment fund manager and portfolio adviser to a number of mutual funds, hedge funds and specialty products that can be found on the firm’s website www.sprott.com.

Each of the mutual funds, hedge funds and specialty products is a related and/or connected issuer of SAM for purposes of National Instrument 33-105 Underwriting Conflicts.

We may, from time to time, be deemed to be related or connected to one or more other issuers for purposes of the disclosure and other rules of the securities laws referred to above. We are prepared to act as an adviser and a dealer in the ordinary course of our business to, and in respect of securities of, any such related or connected issuer and, in connection therewith to provide the full range of services customarily provided by us to, and in respect of securities of, other issuers. In any such case, such adviser or dealer and other services shall be carried on by us in the ordinary course of our business as an adviser or a dealer in accordance with our usual practices and procedures and in accordance with all applicable disclosure and other regulatory requirements.

Related Registrants

Where SAM has a principal shareholder, director or officer that is a principal shareholder, director or officer of another registrant, SAM shall adopt policies and procedures to minimize the potential for conflict of interest resulting from such relationship(s). SAM is also required to disclose to clients in writing, initially before making a trade for or providing advice to the client, and in a timely manner thereafter and, if possible, before making the next trade for or providing advice to the client, if there are any significant changes to this disclosure, the details of the relationship(s) and the policies and procedures adopted to minimize the potential for conflicts of interest resulting from such relationships. Sprott Private Wealth LP (“SPW”), a registrant, is related to SAM, by virtue of each of SAM and SPW having SI as a direct or indirect holder of 100% of the voting securities of each general partner of SAM and SPW. Sprott Global

Resource Investments Ltd. (“GRIL”), a US full service broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”); Sprott Asset Management USA Inc. (“SAMUSA”), an SEC-registered investment advisor; and Resource Capital Investment Corp. (“RCIC”), an SEC-registered investment advisor are also related to SAM, by virtue of each of SAM, GRIL, SAMUSA and RCIC having SI as a direct or indirect holder of 100% of the voting securities of each entity.

Conflicts of Interest

Related Securities

The principal business activity of SAM is to act as a portfolio manager for separately managed investment accounts of its clients (a “SAM Managed Account”) and investment funds it manages (a “SAM Investment Fund”). SAM’s activities as a dealer are primarily the marketing of SAM Investment Funds to clients of SAM or to investment dealers or mutual fund dealers. In providing trading and advisory services to our clients it is important that our clients understand our interests in the service or transaction.

We must make certain disclosures where we (a) act as the client’s dealer/broker; (b) advise the client; or (c) exercise discretion on the client’s behalf, with respect to securities issued by us, by a related issuer or, in the course of a distribution, by a connected issuer (collectively, “Related Securities”).

In these situations, we must disclose our relationship with the issuer of the securities. We must also make disclosure to the client where we know or should know that, as a result of our acting as the client’s dealer/broker or adviser, or of our exercising discretion on the client’s behalf, Related Securities will be purchased or sold by the client through us.

The following is a list of the time and manner in which these disclosures must be made:

•	Where we purchase or sell securities for the client’s account, the required disclosure will be contained in the confirmation of trade and monthly statement, which we prepare and send to the client.

•	Where we advise the client with respect to the purchase, sale or holding of securities, the disclosure must be made prior to our giving the advice.

•

If there is a significant change to the information previously disclosed to the client, SAM will notify the client of the change in a timely manner and, if possible, before making the next purchase or sale of the securities for you or providing advice to you to purchase, sell or hold the securities.

•

Where we use our discretion as an adviser to trade securities in a SAM Managed Account neither we nor another Sprott Registrant will charge a trade commission without the client’s consent, or otherwise in compliance with applicable law.

•

Where we exercise discretion over a SAM Managed Account, SAM will refrain from causing the client to purchase Related Securities unless, to the extent required by law, prior to exercising discretionary authority and at least once within each twelve-month period thereafter, SAM provides the client with a copy of this Statement of Policies and secures the client’s specific and informed written consent to allow SAM to exercise its discretion to acquire the Related Securities on the client’s behalf.

Potential for Conflict

To the extent that one Sprott Registrant determines it to be in the interests of its clients to engage the services of, or invest in financial products offered by, another Sprott Registrant, it could be subject to a potential conflict of interest, given its indirect relationship with the other Sprott Registrants. SAM and its officers and employees must ensure that if they select another Sprott Registrant to assist a SAM client it is based on the determination that such other Sprott Registrant is an appropriate selection having regard to the client’s circumstances.

Representatives of SAM and other Sprott Registrants may from time to time act as officers of SAM and may also be officers of other Sprott Registrants. All Sprott Registrants have adopted policies and procedures that minimize the potential for conflicts of interest resulting from the relationships of the officers and the Sprott Registrants, and all officers are required to observe such policies in carrying out their duties.

There are two individuals who are dually licensed with both SPW and SAM, namely:

Name	Position at SPW	Position at SAM
James Fox	Managing Director and Registered Representative	President

Kirstin H. McTaggart	Director, Chief Compliance Officer and Operations	Chief Compliance Officer

SAM and SPW propose to manage potential conflicts associated with the dual registration of the individuals in the following manner:

•	Each dually registered individual will have sufficient time in their workweek to fully and properly discharge their responsibilities at SPW and SAM.

•

In order to protect client confidentiality, each dually registered individual shall be prohibited from disclosing any confidential client information to any person other than the staff of the relevant entity or for the purpose of performing the relevant services for the client.

Q. TRADE EXECUTION

Soft Dollar Arrangements

Sprott Asset Management LP (SAM), as a portfolio manager in Ontario (and other provinces of Canada as applicable) for various Sprott funds and managed accounts (collectively as clients), is required to deal fairly, honestly and in good faith with its clients. Furthermore, as a registered investment adviser with the US Securities and Exchange Commission and as an investment fund manager in Ontario (and other provinces of Canada as applicable) for various Sprott funds, SAM must act in the best interest of its clients.

The use of client brokerage commissions to purchase goods and services from a third party, otherwise known as “soft dollar arrangements”, may lead to perceived and real conflict of interest between SAM and the client. As a result, SAM has adopted the following policy and procedure to mitigate such conflicts and to ensure that its actions are conducted in the client’s best interest.

DEFINITION

For the purpose of this document,

“Order execution goods and services” means

(a) order execution; and

(b) goods or services to the extent that they are directly related to order execution.

“Research goods and services” means

(a) advice relating to the value of a security or the advisability of effecting a transaction in a security,

(b) an analysis, or report, concerning a security, portfolio strategy, issuer, industry, or an economic or political factor or trend, and

(c) a database, or software, to the extent that it supports goods or services referred to in paragraphs (a) and (b).

“Mixed-use items” means goods or services that contain some elements that may meet the definitions of order execution goods and services or research goods and services, and other elements that either do not meet the definitions or do not meet the requirements of this policy and procedure.

POLICY

A. Eligible order execution goods and services and research goods and services

SAM will engage in soft dollar arrangements with a dealer only in accordance with National Instrument 23-102 Use of Client Brokerage Commissions and/or Section 28(e) of the Securities Exchange Act of 1934, as applicable.

Only goods and services that meet the definition of “order execution goods and services” and “research goods and services” are eligible for payment using soft dollar.

To be considered directly related to order execution, goods or services should generally be integral to the arranging and conclusion of the transactions that generated the commissions. A temporal standard should be applied to ensure that only goods or services used by SAM that are directly related to the execution process are considered order execution goods and services. In general, goods or services directly related to the execution process would be provided or used between the point at which SAM makes an investment or trading decision and the point at which the resulting securities transaction is concluded (i.e. settlement is clearly and irrevocably completed). For example, order execution goods and services may include order management systems (to the extent they help arrange or effect a securities transaction), algorithmic trading software and market data (to the extent they assist in the execution of orders), and custody, clearing and settlement services that are directly related to an executed order that generated commissions.

Eligible research goods and services generally should reflect the expression of reasoning or knowledge, be related to the subject matter of the research goods and services (i.e., securities, portfolio strategy, etc.), and provide lawful and appropriate assistance to the investment decision-making process. A general characteristic of research goods and services is that, in order to link these to order execution, they should be provided or used before an adviser makes an investment or trading decision. For example, traditional research reports, publications marketed to a narrow audience and directed to readers with specialized interests, seminars and conferences (i.e., fees, but not incidental expenses such as travel, accommodations and entertainment costs), and trading advice, such as advice from a dealer as to how, when or where to trade an order (to the extent it is provided before an order is transmitted), would generally be considered research goods and services. Databases and software that could be eligible as research goods and services could include quantitative analytical software, market data from feeds or databases, post-trade analytics from prior transactions (to the extent they are used to aid in a subsequent investment or trading decision), and possibly order management systems (to the extent they provide research or assist with the research process).

Goods and services purchased using soft dollar must be used to assist with investment or trading decisions, or with effecting securities transactions, on behalf of the client. A good faith determination must be made that the client receives reasonable benefit considering both the use of the goods or services and the amount of client brokerage commissions paid.

B. Non-permitted goods and services

All goods and services that do not meet the definition of “order execution goods and services” or “research goods and services” must not be paid with soft dollar. Examples of non-permitted goods and services include, but are not limited to, office furniture and equipment (including computer hardware, even if such products assist in the delivery of eligible research), trading surveillance or compliance systems, costs associated with correcting error trades, portfolio valuation and performance measurement services, computer software that assists with administrative functions, legal and accounting services relating to the management of an adviser’s own business or operations, memberships, marketing services, services provided by the adviser’s personnel (e.g. payment of salaries, including those of research staff), and travel, entertainment and meals associated with attending research seminars that are otherwise eligible research. Mass-marketed publications, such as newspapers, magazines and other periodical publication that are in general circulation to the retail public (e.g. the Wall Street Journal), are not eligible research.

For “mixed-use items”, SAM must make a good faith estimate supported by a fact-based analysis of how the good or service is used, which may include inferring relative costs from relative benefits. Factors to consider might include the relative utility derived from, or the time for which the good or service is used, eligible and ineligible uses. SAM will keep proper books and records concerning the allocations made.

C. Allocation of soft dollar to multiple clients

Order execution and research goods and services purchased using soft dollar must only be used to benefit those clients whose brokerage commissions were used to pay for such order execution and research goods and services.

Where the good or service is used by multiple clients, the cost of the good or service must be paid for by these clients in a fair and equitable manner. The appropriateness of allocation methodology will be reviewed for each good and service purchased using soft dollar, and may be modified or substituted with a different allocation methodology if deemed appropriate.

D. Disclosure of soft dollar arrangements to affected clients

Adequate disclosure must be provided: i) at the time the client account is opened; and ii) periodically thereafter, and at least annually.

At the time the client account is opened, the initial disclosure must include the following information:

(i) the process for, and factors considered in, selecting a dealer to effect securities transactions, including whether receiving goods or services in addition to order execution is a factor, and whether and how the process may differ for a dealer that is an affiliated entity;

(ii) a description of the nature of the arrangements under which order execution goods and services or research goods and services might be provided;

(iii) a list of each type of good or service (other than order execution) that might be provided; and

(iv) the method by which a good faith determination is made that the client received reasonable benefits for the amount of client brokerage commission paid.

At least annually, the periodic disclosure must include the following information:

(i) the process for, and factors considered in, selecting a dealer to effect securities transactions, including whether receiving goods or services in addition to order execution is a factor, and whether and how the process may differ for a dealer that is an affiliated entity;

(ii) a description of the nature of the arrangements under which order execution goods and services or research goods and services might be provided;

(iii) the method by which a good faith determination is made that the client received reasonable benefits for the amount of client brokerage commission paid;

(iv) a list of each type of good or service (other than order execution) that has been provided;

(v) the name of any affiliated entity that provided any good or service (other than order execution) separately identifying each affiliated entity and each type of good or service provided by each affiliated entity; and

(vi) a statement that the name of any other dealer or third party that provided a good or service, other than order execution, will be provided to the client upon request.

SAM must maintain a record of the name of any dealer or third party that provided a good or service (other than order execution) and must provide that information to the client upon request.

Other disclosure (for example, in the fund’s annual and interim Management Report of Fund Performance) may also be required based on the requirements of the applicable regulations.

E. Periodic review of soft dollar arrangements

SAM must undertake a review, at least annually, of all aspects of the soft dollar arrangement, including but not limited to:

•	Benefit of the research and order execution good and service to the client, considering both the use of the goods or services and the amount of client brokerage commissions paid;

•	Eligibility of each research and order execution good and service;

•	Allocation of the cost of mixed-use item;

•	Allocation of the cost of goods and services to multiple clients;

•	Appropriateness of the disclosure to the client;

•	Participating dealer in the soft dollar arrangement continues to provide best execution.

PROCEDURE

A. Eligible order execution goods and services and research goods and services

Each order execution and research goods and services proposed for soft dollar arrangement must be reviewed and approved by the Head of Trading, co-Chief Investment Officers, and Chief Compliance Officer (or their delegates if designated). The proposal must be submitted to the CCO in writing and include the following information:

•	the identity of the third party provider and a brief description of the good or service;

•	the client(s) who is expected to benefit from the good or service and the SAM user(s) directly using the good or service;

•	the cost of the good or service;

•	the terms of the contract, if any;

•

an evaluation by co-Chief Investment Officers to confirm that the client is expected to receive reasonable benefit considering both the use of the good or service and the amount of client brokerage commissions to be paid.

Each dealer who is proposed to participate in a soft dollar arrangement with SAM must be reviewed and approved by the Head of Trading, co-Chief Investment Officers, and Chief Compliance Officer. The proposal must be submitted in writing to the CCO and include the following information:

•	the name of the dealer and a brief description of the type of trade execution that generates the brokerage commissions;

•	a comparison of the commission rates for a) soft dollar, and b) full-service/execution-only transaction;

•	any required target for soft dollar commission;

•

the research is “provided by” the dealer (“provided by” means (i) the dealer pays the research preparer directly; (ii) the dealer reviews the description of the services to be paid for with client commissions for red flags that indicate the services are not within the applicable rules and agrees with SAM to use client commissions only to pay for those items that reasonably fall within the applicable rules; and (iii) the dealer develops and maintains procedures so that research payments are documented and paid for promptly.)

•	an evaluation by the Head of Trading to confirm that the dealer will continue to achieve best execution in light of the soft dollar arrangement.

B. Non-permitted goods and services

Non-permitted goods and services, and the portion of mixed-use items not eligible for soft dollar, must be paid for by SAM. At least annually, the Head of Trading, co-Chief Investment Officers and Chief Compliance Officer will review SAM’s financial records to confirm all order execution and research costs not eligible for soft dollar were paid for by SAM.

The Head of Trading, co-Chief Investment Officers and Chief Compliance Officer must maintain adequate books and records concerning the allocation of mixed-use items.

C. Allocation of soft dollar to multiple clients

At least annually, the Head of Trading, co-Chief Investment Officers, and Chief Compliance Officer will review the allocation of soft dollar for all order execution and research goods and services paid during the year.

D. Disclosure of soft dollar arrangements to affected clients

At least annually, Chief Compliance Officer will review and deliver the required disclosure of soft dollar arrangement to all affected clients. The disclosure may be incorporated in client relationship disclosure documents, Annual Information Form for SAM mutual funds, offering memorandum for SAM investment funds, Form ADV Part 2, and other documents as applicable.

E. Periodic review of soft dollar arrangements

Each payment of goods and services from soft dollar must be reviewed and authorized by the Head of Trading.

Each year, the Head of Trading and co-Chief Investment Officers will prepare a written review of each order execution and research good and service paid for under a soft dollar arrangement, and of each dealer participating in the soft dollar arrangement as outlined in the policy. The Chief Compliance Officer will approve all review reports.

Fair Allocation and Treatment Policy

We must ensure the fair treatment of our clients through the highest standards of integrity and ethical business conduct. The principle of fair treatment must be recognized by all employees, officers and directors of SAM in order to provide a true benefit to our clients. Our clients have the right to be assured that their interests will always take precedence over the personal trading activities of SAM portfolio managers and other SAM access persons.

Fairness Policy

In order to ensure fairness in the allocation of investment opportunities among the SAM Managed Accounts and the SAM Investment Funds (each a “SAM Client”), SAM will allocate investment opportunities with consideration to the suitability of such investments to each SAM Client’s investment objectives and strategies, portfolio composition, restrictions and cash availability (even though the investment objectives and strategies are substantially the same for some of the SAM Clients and cash flows of each SAM Client can be substantially different given daily/monthly subscriptions and redemptions/withdrawals). As well, cash flows (subscription inflows and redemptions/withdrawals) and investment strategies can influence the allocation process in order to maintain security weightings in each SAM Client account. If an investment opportunity is suitable for more than one SAM Client, SAM will allocate such investment opportunities equitably in order to ensure that each SAM Client has equal access to the same quality and quantity of investment opportunities.

To ensure fairness in the allocation of opportunities as between each SAM Client, SAM will ensure:

(a)	where orders are entered simultaneously for execution at the same price, fills are allocated on a pro rata basis;

(b)	when transactions are executed at different prices for a group of SAM Clients, fills are allocated on an average price basis;

(c)

in the case of a block trade or a new or secondary securities issue, if all SAM Client orders can be accommodated (demand is smaller than supply), allocation is made on a pro rata basis based on the order size of each SAM Client. Where the allotment received is insufficient to meet the full requirements of all SAM Clients on whose behalf orders have been placed (demand exceeds supply), allocation is made on a pro rata basis based on the size of the SAM Client account or the existing position size in a SAM Client account. However, if such prorating should result in an inappropriately small position for a SAM Client, the allotment would be reallocated to another SAM Client. Depending on the number of block trades or new or secondary issues, over a period of time, every effort will be made to ensure that these prorating and reallocation policies result in fair and equal treatment to all SAM Clients, and

(d)

when orders for more than one SAM Client are bunched or blocked and the transactions are executed at varying prices, an average price will be determined and allocated to each SAM Client on a pro rata basis. As well, all commissions will be totaled and allocated to all SAM Clients on a pro rata basis. If different prices and commissions are executed, then an average price as well as total average commission will be calculated and allocated on a pro rata basis. For a normal secondary purchase order executed through a broker, the average price and commission will be calculated and allocated evenly among our SAM Clients. There will be no differentiation on price towards our SAM Clients.

In addition, SAM will always seek to obtain the best order execution for each SAM Client and to minimize transaction costs. Trades for SAM employee personal accounts and corporate accounts are never commingled with trades involving SAM Clients.

R. PRIVACY POLICY

SAM has adopted a privacy policy in accordance with the Personal Information Protection and Electronic Documents Act (Canada) with respect to personal information of SAM clients. This policy states that SAM will only disclose this information to third parties or its affiliates in limited specific circumstances on a strictly confidential basis.

The following policies and procedures are put in place to safeguard the confidential information relating to our clients. SAM complies with the requirements of Part 1 and Schedule 1 of the Personal Information Protection and Electronic Documents Act (Canada) (“PIPEDA”) and all applicable provincial personal information laws. Attached is an overview of the privacy principles set out in Schedule 1 of PIPEDA. Kirstin McTaggart, our Chief Privacy Officer, is responsible for administering the policies and procedures.

As part of the Privacy Policy, all employees of SAM are required to adhere to the following security safeguards and procedures:

1.	Employees are required to “log out” of computer systems or “lock computer” when they are not in use.

2.	Ensure all manual files, client files, printouts and computer diskettes are stored securely.

3.	“Clean Desk” policy, particularly for areas in full public view: please ensure all sensitive material relating to clients or SAM is removed and stored securely.

4.	Employees are prohibited against removing client personal information from SAM premises.

5.	All sensitive information that is to be disposed is required to be shredded.

6.	Ensure that the computer screens cannot be read by unauthorized persons.

Disclosure

The privacy of our investors is very important to us. This Privacy Policy sets out the information practices for Sprott Inc. group members, including what types of personal and business information is collected, how the information is used, and with whom the information is shared. We are committed to protecting your privacy and maintaining the confidentiality of your information. This Privacy Policy may be updated from time to time without notice. This Privacy Policy was last modified on August 28, 2014.

The Sprott Group complies with the requirements of Part 1 and Schedule 1 of the Personal Information Protection and Electronic Documents Act (Canada) (“PIPEDA”) and all applicable provincial personal information laws. Below is an overview of the privacy principles set out in Schedule 1 of PIPEDA.

Definitions you need to know

We, our and us mean, as applicable, any Sprott Inc. group member or the collective Sprott Group.

Sprott Group means, collectively, Sprott Inc. and all of its affiliates and subsidiaries including Sprott Asset Management LP, Sprott Private Wealth LP and Sprott Consulting LP as well as any program or joint venture any of these parties participates in.

Service means any brokerage or financial product or service offered by us.

You and your means each person, whether an individual, corporation or trust, who has made application to us for or signed an application in respect of any Service offered by us, including any co-applicants, guarantors or personal or corporate representatives such as directors.

SROs refers to self-regulatory organizations, including the Investment Industry Regulatory Organization of Canada (IIROC), the Mutual Fund Dealers Association of Canada, the exchanges and other regulated marketplaces and the Canadian Investor Protection Fund.

What personal information do we collect?

The term “personal information” refers to any information that specifically identifies you, including information such as your home address, telephone numbers, social insurance number (“SIN”), birth date, assets and/or income information, employment history and credit history. We will be collecting personal information from you that include the following:

•	Your full name, address, occupation and date of birth, which is required by law;

•	Identification, such as a valid driver’s license or passport;

•	Your social insurance number for income tax reporting purposes, as required by law;

•	Your financial information including annual income, assets and liabilities, and banking information;

•	Your employment history and credit history;

•	Information about third parties such as your spouse if you are applying for certain Services, where this information is required by law.

For legal entities such as businesses, partnerships, trusts, estates or investment clubs, we may collect the information referred to above from each authorized person, partner, trustee, executor and club member, as appropriate.

How do we collect your information?

We collect your personal or business information directly from you or through your financial advisor and/or dealer in order to provide you with Services, to meet legal and regulatory requirements and for any other purposes to which you consent. Your information may be collected from a variety of sources, including:

•	Subscription forms, applications, questionnaires or other forms that you submit to us or agreements and contracts that you enter into with us;

•	Your transactions with us;

•	Meetings and telephone conversations with you;

•	E-mail communications with us; and

•	Our websites.

We may monitor or record any telephone call we have with you. The content of the call may also be retained. We may inform you prior to proceeding with the call of this possibility. This is to establish a record of the information you provide, to ensure that your instructions are followed properly and to ensure customer service levels are maintained.

How do we use your information?

We collect and use your personal or business information in order to give you the best possible service and for the purposes set out in your agreement(s) with us, such as:

•	To establish your identity and verify the accuracy of your information;

•	To confirm your corporate status;

•	To understand your needs;

•	To determine the suitability of our Services for you;

•	To determine your eligibility for our Services;

•	To set up, administer and offer Services that meet your needs, including fulfilling any reporting or audit requirements;

•	To provide you with ongoing Service, including executing your transactions;

•	To provide you and/or your financial advisor and/or dealer with confirmations, tax receipts, proxy mailings, financial statements and other reports;

•	To meet our legal and regulatory requirements;

•	To manage and assess our risks; and

•	To protect us from error and to prevent or detect fraud or criminal activity.

We collect, use and disclose your SIN, social security number or other government-issued personal or business identification number for income tax reporting purposes, as required by law. In addition, we may ask you for your SIN to confirm your identity. This allows us to keep your personal information separate from that of other customers, particularly those with similar names, and helps maintain the integrity and accuracy of your personal information. You may refuse to consent to its use or disclosure for purposes other than as required by law.

How do we obtain your consent?

We rely on your actions as indications of your consent to our collection, use and disclosure of your personal information. For example, by signing a subscription form or an application form, voluntarily providing your information to us directly or through your financial advisor or dealer and continuing to do business with us, you are consenting to the collection, use and disclosure of your personal information for the purposes identified in this Privacy Policy. Sprott Group will not, as a condition of the supply of Services, require you to consent to the collection, use or disclosure of your personal information beyond that which is required to fulfill these purposes.

Who do we share your information with?

We may share your personal or business information within the Sprott Group for the purposes set out above. We do not provide directly all the services related to your relationship with us. As such, we may transfer your personal information, when necessary, to our third party service providers and to our agents in connection with the Services, however, please note that these third party service providers and agents will not share this information with others. Such information is only used for the purposes identified above. We may use third party service providers or agents such as:

•	Your financial advisor or dealer;

•	Other financial service providers such as investment dealers, custodians, prime brokers, banks and others used to finance or facilitate transactions or operations on your behalf;

•	Registrar and transfer agents, portfolio managers, brokerage firms and similar service providers; and

•	Other service providers such as accounting, legal or tax preparation services.

Our service providers and our agents process or handle your information on our behalf and assist us with various services such as printing, imaging, document storage and shredding, mail distribution and marketing. Some of these third parties may be located outside of Canada. As a result, your information may be accessible to regulatory authorities in accordance with the laws of these jurisdictions. When information is provided to our service providers and to our agents, we will require them to protect the information in a manner that is consistent with Sprott Group privacy policies and practices.

We may also be required by law to disclose information to government regulatory authorities. For example, we may be required to report your income to taxation authorities. We may also be required to disclose your personal and business information to SROs. SROs collect, maintain, and disclose such information for regulatory purposes, including trading surveillance, audits, investigations, maintenance of regulatory databases and enforcement proceedings. SROs may, in turn, disclose such information when reporting to securities regulators or when sharing information with other SROs and law enforcement agencies.

We do not sell, lease, barter or otherwise deal with your personal information with third parties. Sprott Group may be involved in the sale, transfer or reorganization of some or all of its business at some time in the future. As part of that sale, transfer or reorganization, we may disclose your personal and business information to the acquiring organization; however, we will require the acquiring organization to agree to protect the privacy of your personal and business information in a manner that is consistent with this Privacy Policy.

How do we use your information for marketing purposes?

We may share your personal or business information within the Sprott Group for the purpose of marketing products and services that we believe may be of interest to you. This would only be done with your consent. We may ask you for your contact information, such as your telephone number, residential address, e-mail or other electronic address, and keep and use this information as well as disclose it to other members of the Sprott Group so that we or any of these companies may contact you directly through these channels for the purpose of marketing including telemarketing. Your consent to this is not a condition of doing business with us and you may withdraw it at any time (see below).

How do you withdraw your consent?

Subject to legal, regulatory and contractual requirements, you may refuse to consent to our collection, use or disclosure of your personal or business information, or you may withdraw your consent to our further collection, use or disclosure of your information at any time in the future by giving us reasonable notice. Depending on the circumstances, however, withdrawal of your consent may impact on our ability to provide you, or continue to provide you, with some Services or information that may be of value to you. We will inform you of the implications of your withdrawal of consent for the continued promises of service to you. We will act on your instructions as quickly as possible but there may be certain uses of your information that we may not be able to stop immediately.

You can tell us at any time to stop using information about you to promote our Services or the products and services of third parties we select, or to stop sharing your information with other members of the Sprott Group. If you wish to withdraw consent as outlined in this Privacy Policy, you may do so at any time by contacting us by mail at Sprott Inc., Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2J1 Attention: Corporate Secretary or by e-mail at compliance@sprott.com.

How do we safeguard personal information?

We carefully safeguard your personal information and, to that end, restrict access to personal information about you to those employees and other persons who need to know the information to enable us to provide Services to you. Our employees are responsible for ensuring the confidentiality of all personal information they may access. Annually, each of our employees is required to sign a code of conduct, which contains policies on the protection of personal information.

How do you update your information?

As we make decisions based on the information we have, we encourage you to help us keep our information accurate and complete. Contact us at any time at in writing at Sprott Inc., Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2J1 Attention: Corporate Secretary if you wish to update the information we have about you.

How can you access your information?

You may request access to the personal information we hold about you at any time to review its content and accuracy and to have it amended as appropriate. To request access to such information please contact us in writing at Sprott Inc., Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2J1 Attention: Corporate Secretary.

We will respond to your written access request promptly. We may be unable to provide you with access to all or some of the information we hold about you. We will provide you with an explanation in the event that we are unable to fulfill your access request.

Who do you contact if you have any questions or concerns?

If you have any questions about our privacy policies and practices and how they relate to you, please contact our Chief Privacy Officer by telephone at 1-888-362-7172, by e-mail at compliance@sprott.com or by mail to Sprott Inc., Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2J1 Attention: Chief Privacy Officer.

If you are still not satisfied, you can contact The Office of the Privacy Commissioner of Canada. Complaints to the Office of the Privacy Commissioner must be submitted in writing to 112 Kent Street, Place de Ville, Tower B, 3rd Floor, Ottawa, Ontario K1A 1H3 Attention: The Privacy Commissioner of Canada.

Other information

We may amend this Privacy Policy from time to time to take into consideration changes in legislation or other issues that may arise. We will post the revised Privacy Policy on our public websites including at www.sprottinc.com. We may also send it to you by mail.

S. ADVERTISEMENTS, SALES LITERATURES AND CORRESPONDENCES

SAM has adopted a policy to set forth the issuing, review and supervision of advertisements, sales literatures, and correspondences with the applicable securities regulations. Details of the “Sprott Asset Management LP Advertising, Sales Literature and Correspondence Policy” can be found under N:\SAM Policies & Procedures\Employees\SAM LP Advertising Policy.pdf

T. PORTFOLIO MANAGEMENT

SAM’s portfolio managers are responsible for the ongoing management of the investment portfolios for all Sprott funds and managed accounts. The Sprott funds and managed accounts will be managed in accordance with all regulatory requirements, investment objectives and restrictions as stated in the fund offering documents or managed account agreements, and other provisions as applicable, at all times.

The Portfolio Management Department shall adopt and maintain the policies and procedures for monitoring of the portfolio management function, including any portfolio management functions that are outsourced to third-party sub-advisors. Please discuss with the Compliance Department if you have any questions regarding the controls relating to these functions.

Know-Your-Client, Know-Your-Product and Suitability Obligations

Securities laws impose a general duty on registrants to deal fairly, honestly and in good faith with clients. In order to meets this duty, all registrants must know the client, know the product that is the subject of the proposed recommendation or client order, and form an opinion as to whether the product is suitable in light of the client’s investment needs and objectives. Together, these three requirements form the Know-Your-Client (KYC), Know-Your-Product (KYP), and Suitability obligations.

A client, in the context of SAM LP’s current operating environment, may include a discretionary managed account, a Sprott fund for which a SAM advising representative manages the portfolio, or another registrant or fund for which a SAM advising representative acts as sub-advisor.

POLICY

All SAM advising representatives (which includes all portfolio management personnel) will strive to maintain current KYC and KYP information on file such that the information adequately supports the opinion as to whether the investment recommendation is suitable to the client.

PROCEDURES

A) Know-Your-Client

Each set of KYC information must, at the minimum, contain the following information:

•

Identifying information: name, identification document (including the identity of any individual who owns more than 25% of the voting rights of a corporation, or exercises control over the affairs of a partnership or trust);

•	If there is any cause of concern, make reasonable inquiries as to the reputation of the client;

•	Confirm whether the client is an insider of a reporting issuer or any other issuer whose securities are publicly traded;

•	Investment needs and objectives;

•	Financial circumstances: including net assets, net financial assets, net worth (types of assets and liabilities), income, current investment holdings, and employment status;

•	Risk tolerance for various types of securities and investment portfolios, taking into account the client’s investment knowledge, distinguishing the willingness vs. the ability to accept risk;

•	Time horizon: client’s age, time horizon for the investments, when the client will need to access some or all of the money;

•	Portfolio composition: current investment holdings, types of investments;

•	Creditworthiness: if SAM is financing the client’s transactions;

•

Reliance on Accredited Investor and Permitted Client exemptions: factual representations, such as a representation in a subscription agreement that the client is an AI or reliance on the client’s initialing or checking off the box in the permitted client certificate/attestation form, is not sufficient;

•

Update frequency: at least annually, and more often if there is a material change in a client’s circumstances (for example, marriage, divorce, birth of a child, loss or change in employment), or investment needs or objectives;

•	Both the client and registrant should also sign and date amendments to KYC information, whether done as addendums to the original information, or as “fresh” KYC information.

The following are a few examples of unacceptable KYC practices:

•	Check-the-box approach;

•	Relying only on a KYC form (form-based approach) to know the client;

•	Process a trade if there is any missing or conflicting KYC information;

•	Delegate KYC or suitability responsibility to an unregistered individual;

•	Use outdated KYC information to assess suitability;

•	Use a KYC form that contains disclaimer language such as to limit liability for all losses including losses resulting from a breach of the registrant’s obligation under securities law

B) Know-Your-Product

For each product that a SAM advising representative recommends to a client, the advising representative must understand the structure, features and risks of each security he or she recommends.

Currently, SAM LP offers discretionary portfolio management services to various managed accounts and Sprott funds. The types of products that these managed accounts and funds typically invest in may include equity, fixed income, currency, bullion, and their derivative instruments, that are either exchange-traded, traded over-the-counter with a dealer, or directly issued by the securities issuer (such as private placements and treasury offering). The structure, features and risks of these products are generally well known and all SAM advising representatives have demonstrated their understanding of these products through their professional experience and having met the proficiency requirements as an individual registrant.

When a new product type is being recommended to a client, the SAM advising representative will ensure that he or she obtains an appropriate level of understanding of the structure, features, and risks of the product before a recommendation and/or investment decision is made for the client.

C) Suitability

Currently, SAM LP offers discretionary portfolio management services to various managed accounts and Sprott funds. The investment objective, strategies and restrictions for the managed account/fund are set out in the managed account agreement, prospectus and offering memorandum. The SAM advising representative responsible for the managed account/fund will ensure that the investment and trading recommendation is suitable to the managed account/fund at all times based on the investment objective, strategies and restrictions so stated.

When the investment objective, strategies, and restrictions are materially changed, the SAM advising representative will undertake a review of the managed account/fund portfolio to ensure that the current holdings will continue to meet the revised objective/strategy/restriction.

U. TRANSFER AGENCY, FUND ACCOUNTING, TRUST ACCOUNTING, CUSTODY OF ASSETS AND OUTSOURCED FUNCTIONS

SAM, as the investment fund manager of various Sprott funds, is responsible for the day-to-day administration of its investment funds, including but not limited to: transfer agency/unitholder processing, trust accounting, fund accounting, custody of fund assets, etc. Where it is deemed appropriate for a Sprott fund, SAM may engage third-party service providers to carry out these functions for the fund.

The Compliance Department may designate other SAM departments to provide ongoing oversight and monitoring of these functions and our service providers’ ability to provide satisfactory services to meet SAM’s responsibilities. The SAM department shall adopt and maintain the policies and procedures for the monitoring of these outsourced functions. Please discuss with the Compliance Department if you have any questions regarding the outsourced services and the controls relating to these functions.

V. INFORMATION TECHNOLOGY

Sprott Inc. and its subsidiaries (which include SAM) have adopted a comprehensive set of policies regarding to use of information system and other technology (“IT Policy”). The IT Policy, which is available in the network folder “N:\SAM Policies & Procedures\Employees\IT Policies”, is incorporated herein by reference. Please discuss with the Vice President of Information Technology if you have any questions regarding the application of the IT Policy.

W. RECORD RETENTION POLICY

Under its registration requirements, SAM must maintain records to accurately record its business activities, financial affairs, and client transactions, and demonstrate the extent of the firm’s compliance with applicable requirements of securities legislation.

All records must be kept in a safe location and in a durable form for seven (7) years from the date the record is created. Unauthorized access to information is strictly prohibited and client information must be kept confidential.

The following is a non-exhaustive list of the records that SAM must maintain:

•	financial records to permit timely creation and audit of financial statements and other financial information required to be filed or delivered to the securities regulatory authority;

•	calculation of excess working capital and the relevant backup documents;

•	documents relating to SAM’s capital and insurance requirements;

•	documents demonstrating compliance with internal control procedures;

•	documents demonstrating compliance with the firm’s policies and procedures;

•	records to identify and segregate client cash, securities, and other property;

•	trade blotter and other documents relating to the terms of the transaction;

•	client instructions and orders, and each trade transmitted or executed for a client or by the registered firm on its own behalf;

•	records relating to the content of client account activity reports;

•	securities pricing;

•	client account opening files, including any agreements with clients, change of status information from the client, disclosure and other relationship information provided by the firm;

•	documents relating to Know-Your-Client and Suitability;

•	client complaint files;

•	client correspondence;

•	documents relating to the compliance and supervision actions taken by SAM.

Records may include oral communications, e-mails, regular mail, fax, and other written communications. SAM employee should take steps to convert oral communications into written records if the oral communications relate to a matter identified in the above list.

In addition, pursuant to Rule 17j-1 under the 1940 Act, the CCO will maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the SEC:

A.

a copy of the Code and any other code of ethics adopted pursuant to Rule 17j-1 or Rule 204A-1 under the US Investment Advisers Act of 1940 which was in effect during the past five (5) years must be maintained in an easily accessible place;

B.

a record of any violation of the Code and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

C.

a copy of (i) each written acknowledgement of receipt of the Code for each person who is currently, or within the past five years was, a Supervised Person and (ii) each report made by an Access Person pursuant to the Code, including any information provided in lieu thereof, must be maintained for at least five years from the end of the fiscal year in which the report was made or the information was provided, the first two years in an easily accessible place;

D.

a list of all Access Persons who currently are, or within the past five years were, required to submit reports under the Code, and a list of all persons who are responsible for reviewing reports submitted under the Code, must be maintained in an easily accessible place;

E.

a copy of each written report submitted to a Reportable Fund’s Board pursuant to the Code of Ethics must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place; and

F.

a record of any decision and the reasons supporting the decision, to approve any transaction in a security by an Access Person must be maintained for at least five years after the end of the fiscal year in which such approval is granted.

X. CONCLUSION

This Manual was designed to assist employees on company policies. Failure to comply with SAM’s policies and procedures will result in disciplinary action up to and including termination. Any questions or concerns regarding the content of this Manual should be addressed with your manager or other appropriate people as referenced herein.